IP License Agreement

This IP License Agreement (the “License Agreement”) is made and entered into effective as of March 26, 2013 (the “Effective Date”) by and between Amyris, Inc., a Delaware corporation, having its place of business at 5885 Hollis Street, Suite 100, Emeryville, California 94608 (“Amyris”) and Novvi LLC, a Delaware limited liability corporation, having its place of business at 5885 Hollis Street, Suite 100, Emeryville, California 94608 (“Novvi LLC”). Amyris and Novvi LLC are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, Amyris and Cosan US, Inc. formed Novvi LLC on September 6, 2011, and each presently owns fifty percent (50%) of the membership units of Novvi LLC;
WHEREAS, Amyris and Cosan US have decided to operate a joint venture through Novvi LLC involving the development, production, marketing and sale of Base Oils (as defined below), Additives (as defined below), and Lubricants (as defined below) for use in the Lubricants Markets (as defined below);
WHEREAS, contemporaneously with the execution of this License Agreement, Amyris and Cosan US executed an Amended and Restated Operating Agreement for Novvi LLC, as may be subsequently amended from time-to-time, (“Amended and Restated Operating Agreement”) to memorialize their respective initial capital contributions to Novvi LLC and to establish how they will operate Novvi LLC;
WHEREAS, in order to fulfill its initial capital contribution to Novvi LLC under the Amended and Restated Operating Agreement and to enable Novvi LLC to fulfill its intended purpose to develop, produce, market, and sell Base Oils, Additives, and Lubricants, Amyris agreed to license, on the terms and conditions set forth herein, Novvi LLC rights under certain of its intellectual property;
WHEREAS, contemporaneously with the execution of this License Agreement, Novvi LLC also executed a license agreement with Cosan US, under which Cosan US licensed to Novvi LLC certain rights under Cosan US's Alternative Technology (as defined below) to enable Novvi LLC to fulfill its intended purpose to develop, produce, market, and sell Base Oils, Additives, and Lubricants; and
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this License Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Terms defined in this Article 1 and parenthetically elsewhere, including the introductory paragraph and the recitals, will have the same meaning throughout this License Agreement unless otherwise specified.

“Additive” means any material added to a Base Oil to change its properties, characteristics, or performance (e.g., anti-foam, anti-wear, corrosion inhibitor, detergent, dispersant, pour point depressant, anti-oxidant, or friction modifier), but specifically excluding all viscosity index improvers.

“Affiliate” means, with regard to a particular entity (a “First Person”), any person or entity who, directly or indirectly, through one or more intermediates, Controls the First Person, is Controlled by the First Person, or is under common Control with the First Person. Notwithstanding the preceding definition, for purposes of this License Agreement, Novvi LLC is not considered an Affiliate of Amyris or Cosan US (or their respective Affiliates) nor are Amyris and Cosan US (or their respective Affiliates) considered Affiliates of Novvi LLC.

“Alternative Technology” means a technology (other than a BioFene-related technology) from a renewable source or a molecule (other than a BioFene-derived molecule) from a renewable source from which Base Oils or Additives, in each case, for the Lubricants Market could reasonably be expected to be developed or made.

“Amyris Base Technology” means the Patents and Know-How that (i) are Controlled by Amyris as of the Effective Date or become Controlled by Amyris during the term of Novvi LLC's licenses under Section 2.1 and (ii) are necessary or reasonably useful for the development, making (and having made), offering for sale, sale, and importing of Base Oils, Additives, and Lubricants derived from BioFene. For the avoidance of doubt, the term “Amyris Base Technology” expressly excludes any Amyris BioFene Manufacturing Technology.
“Amyris BioFene Manufacturing Technology” means the Patents and Know-How that (i) are Controlled by Amyris and (ii) are necessary or reasonably useful for the development, making (and having made), offering for sale, sale, and importing of BioFene itself, including, but not limited to, BioFene Production Strains and any Patents and Know-How related to the genetic engineering of such BioFene Production Strains, the fermentation methods for making BioFene, the methods of recovery of BioFene from fermentation broth, the processes of isolating BioFene directly from fermentation broth, and the methods of purifying BioFene. The term “Amyris BioFene Manufacturing Technology” also includes any and all Joint BioFene Manufacturing Improvements and Novvi LLC BioFene Manufacturing Improvements, but expressly excludes any Novvi LLC BioFene Transformation Technology

“Amyris Breach Invention” means any and all inventions, discoveries, data, and information, whether or not copyrightable or patentable, conceived, reduced to practice, made, observed or developed (together with all intellectual property rights related thereto) by or on behalf of Amyris or its Affiliates or sublicensees, solely or jointly with others, in violation of the license granted to it in Section 2.2.

"Amyris Invention" means any and all inventions, discoveries, data, and information, whether or not copyrightable or patentable, conceived, reduced to practice, made, observed or developed (together with all intellectual property rights related thereto) by or on behalf of Amyris, solely or jointly with others. The term “Amyris Invention” includes any improvement by or on behalf of Amyris, solely or jointly with others, during the term of Amyris's license under Section 2.2 to Novvi LLC BioFene Transformation Technology, but excludes Amyris Breach Inventions.

“Amyris Pre-Signature Base Technology” means Amyris Base Technology used by Amyris or an Amyris Affiliate to produce Base Oils or Lubricants offered for sale, sold, or sampled to Third Parties before the Effective Date.

“Applicable Law” means any law, rule, treaty, or regulation of any governmental authority or any judgment, order, write, decree, permit or license of any governmental authority of competent jurisdiction, in each case applicable to the Party or activity at issue.

“Base Oil” means a fluid base compound to which other oils, Additives, or components are added to produce a Lubricant.

“BioFene” means farnesene produced through Amyris BioFene Manufacturing Technology.

“By-Products” means those by-products directly resulting from (1) Novvi LLC's manufacture, under its license in Section 2.1(a)(i), of Base Oils, Additives, or Lubricants derived from BioFene solely for the Lubricants Market or (2) the manufacture of Base Oils, Additives, or Lubricants derived from BioFene solely for the Lubricants Market by a permitted sublicensee of Novvi LLC per a sublicense under Sections 2.1(b) or (c). For clarity, Diesel By-Products are a subset of By-Products.

“Copyrights” means all copyrights, whether in published or unpublished works; databases, data collections and rights therein, mask work rights, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and moral rights and economic rights of others in any of the foregoing.

“Control” (including any variations such as “Controls, “Controlled” or “Controlling”) means:

(i)
in the context of Patents and Know-How, rights under and to such Patents and Know-How held by a Party, whether by ownership or license, sufficient to grant the applicable license or rights under this License Agreement without violating the terms of any arrangement with any Third Party; and

(ii)
in the definition of Affiliate, (1) possessing, directly or indirectly, the power to direct the management or policies, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (2) ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest.

“Exclusivity Exceptions” means the rights retained by Amyris under Amyris Base Technology for (i) itself and its Affiliates working independently or together, (ii) Total working independently, and (iii) Total and Amyris (and/or Amyris Affiliates) working together, to develop, make (and have made), offer for sale, sell, and import Base Oils derived from BioFene for use in the Lubricants Market but only to the extent such Base Oils are used as a component in such entities' own Lubricants in such market. For clarity, Total, Amyris and/or Amyris Affiliates have no retained rights under Amyris Base Technology to develop, make (have made), offer for sale, sell, or import any Base Oil derived from BioFene for use in the Lubricants Market as a product separate and apart from a finished Lubricant.

“Exploit” means to make, have made, import, use, sell, have sold, distribute, dispose of or offer to dispose of, market, promote or offer for sale including to research and develop.

“Insolvency Event” means:

(i)
an involuntary petition under any bankruptcy or insolvency law or under the reorganization provisions of any such law is filed with respect to a Party or a receiver of, or for, the property of a Party is appointed without acquiescence or consent of such Party, which petition or appointment remains undischarged or unstayed for an aggregate period of ninety (90) days (whether or not consecutive); or

(ii)	a Party consents to the entry of an order for relief against it in an involuntary case under any bankruptcy or insolvency law or under the reorganization provisions of any such law; or

(iii)	a voluntary petition under any bankruptcy or insolvency law or under the reorganization provisions of any such law is filed by a Party, a voluntary assignment of a Party's property for the benefit of creditors is made, or a receiver of, or for, the property of a Party is appointed by, or acquiesced or consented to, by such Party.

“Joint BioFene Manufacturing Improvements” means any and all inventions, discoveries, data, and information, whether or not copyrightable or patentable, conceived, reduced to practice, made, observed or developed (together with all intellectual property rights related thereto) jointly by or on behalf of Amyris and Novvi LLC (or their respective Affiliates, employees, sublicensees, contractors, or agents) that are based upon, derived from, incorporating, in connection with or related to Amyris BioFene Manufacturing Technology, including in connection with the conversion or operation of a sugar/ethanol mill to include the manufacture of BioFene or the operation of such mill or facility in connection with Novvi LLC's manufacture of BioFene.

“Joint Invention” means any and all inventions, discoveries, data, and information, whether or not copyrightable or patentable, conceived, reduced to practice, made, observed or developed (together with all intellectual property rights related thereto) jointly by or on behalf of Amyris and Novvi LLC (or their respective Affiliates, employees, sublicensees, contractors, or agents) during the term of this License Agreement, other than Joint BioFene Manufacturing Improvements.

“Know-How” means any non-patented information and tangible materials, including: (i) technical and non-technical data, specifications, formulae, compounds, formulations, assays, designs, results, information, conclusions, interpretations, inventions, developments, discoveries, ideas, improvements, and trade secrets, (ii) methods, databases, tests, procedures, processes, and techniques, (iii) Production Strains (if applicable), and (iv) other know-how and technology including Copyrights.

“Lubricant” means all substances introduced between two moving surfaces to reduce the friction between them, improving efficiency and reducing wear, or dissolving or transporting foreign particles, or distributing heat, in each case comprising a formulation of at least one Base Oil combined or blended with Additives, sold as a finished product for automotive and industrial applications, for use in, by way of example only: automotive, 2-cycle, marine and other engines, ship lubrication, hydraulic equipment, food processing equipment and machinery, and wind turbines. However, the term “Lubricants” expressly excludes drilling oils, fluids and muds, in accordance with the standards set by American Petroleum Institute.

“Lubricants Market” means the worldwide market for automotive, commercial, and industrial Lubricants. For the avoidance of doubt, the following markets, but not limited to the following markets, are expressly excluded from the term “Lubricants Market”: the markets for flavors and fragrances, food additives, cosmetics and personal care, drilling oils, fluids and muds, fuels, cleaners, paints, coatings, ink, consumer-packaged goods, pesticides, and pharmaceuticals.

“Novvi LLC BioFene Transformation Technology” means the Patents and Know-How in each case that (i) are Controlled by Novvi LLC as of the Effective Date or become Controlled by Novvi LLC during the term of Amyris's license under Section 2.2 (in each case other than Patents and Know-How licensed from Amyris) and (ii) are related to the chemical transformation of BioFene or a BioFene-derivative into another compound. For clarity, the term “Novvi LLC BioFene Transformation Technology” does not include Novvi LLC Breach Inventions.

"Novvi LLC BioFene Manufacturing Improvement" means any and all inventions, discoveries, data, and information, whether or not copyrightable or patentable, conceived, reduced to practice, made, observed or developed (together with all intellectual property rights related thereto) by or on behalf of Novvi LLC or its Affiliates or sublicensees, solely or jointly with others that are based upon, derived from, incorporating, in connection with or related to Amyris BioFene Manufacturing Technology.

“Novvi LLC Breach Invention” means any and all inventions, discoveries, data, and information, whether or not copyrightable or patentable, conceived, reduced to practice, made, observed or developed (together with all intellectual property rights related thereto) by or on behalf of Novvi LLC or its Affiliates or sublicensees, solely or jointly with others, in violation of the licenses granted to it in Sections 2.1 or 2.3.

"Novvi LLC Invention" means any and all inventions, discoveries, data, and information, whether or not copyrightable or patentable, conceived, reduced to practice, made, observed or developed (together with all intellectual property rights related thereto) by or on behalf of Novvi LLC, solely or jointly with others. The term “Novvi LLC Invention” includes any improvement by or on behalf of Novvi LLC, solely or jointly with others, during the term of Novvi LLC's licenses under Section 2.1 to Amyris Base Technology, but excludes Novvi LLC Breach Inventions and any Novvi LLC BioFene Manufacturing Improvements or Joint BioFene Manufacturing Improvements.
“Patents” means any patents, patent applications, or certificates of invention, together with all additions, divisions, continuations, continuations-in-part, provisionals, converted provisionals, substitutions, reissues, re-examinations, revalidations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals, and the like with respect to any of the foregoing.

“Production Strain” means recombinant yeast or some other microbial agent that has been genetically engineered to make a desired compound or product by means of a fermentation process.

“Strain Restrictions” means all of the following:

(i)
Novvi LLC may use the relevant Production Strain only at a manufacturing location approved in advance by Amyris in writing. To the extent Novvi LLC, in the exercise of its “have made” rights, engages an Affiliate or Third Party to produce BioFene or an Alternative Technology molecule, whichever is applicable, such Affiliate or Third Party shall be subject to written restrictions necessary to protect the applicable Production Strains and other intellectual property licensed from Amyris to Novvi LLC;

(ii)
The applicable license agreement with Novvi LLC will include other reasonable provisions, including without limitation, reporting, audit and inspection rights in order to protect the applicable Production Strains and other intellectual property licensed from Amyris by Novvi LLC; and

(iii)
Novvi LLC shall not, and shall not allow any other person or entity to, reverse engineer any Production Strain, engineer any other strain from the Production Strain, use the Production Strain for any purpose other than the licensed purpose, or distribute, disclose or transfer the Production Strain or any related intellectual property to any other Affiliate or Third Party.

“Third Party” means any person, corporation, joint venture or other entity, other than Novvi LLC, Amyris, Cosan US, their respective Affiliates, or their respective permitted successors and assigns.

“Total” means Total Gas & Power USA, SAS, a société par acions simplifiée organized under the laws of the Republic of France, and its Affiliates.

The following terms have the meanings set forth in the Section set forth opposite such term.

Term                                 Section

Amended and Restated Operating Agreement                 Recitals
Amyris                                    Introductory paragraph
Amyris Designate                             5.9(a)
Amyris Indemnitees                             7.2
Amyris Third Party Claim                         7.2
Arbitral Tribunal                             8.2(c)
Arbitration Chamber                            8.2(b)
Arbitration Rules                            8.2(b)
Assumption Notice                             7.3(b)
Code                                    2.6
Confidential Information                             5.10(a)
Diesel By-Products                             4.1
Disclosing Party                                5.10(a)
Effective Date                                Introductory paragraph
Exercise Notice                                 3.3(a)
License Agreement                            Introductory paragraph
Losses                                    7.1
Indemnification Claim Notice                        7.3(a)
Indemnified Party                            7.3(a)
Indemnifying Party                            7.3(a)
Novvi LLC                                Introductory paragraph
Novvi LLC Designate                             5.9(b)
Novvi LLC Indemnitees                             7.1
Novvi LLC Third Party Claim                         7.1
Parties                                    Introductory paragraph
Party                                    Introductory paragraph
Receiving Party                                5.10(a)
Representative                                5.10(a)
ROFO                                    3.1
ROFO Notice                                3.2
Selected Arbitration                             8.2(h)
Third Party Claim                            7.3(a)

ARTICLE 2
LICENSE GRANTS
2.1    License to Novvi LLC under Amyris Base Technology.
(a)    License to Make Base Oils, Additives, and Lubricants from BioFene. Subject to the terms and conditions in this License Agreement, Amyris hereby grants Novvi LLC:

(i)
an exclusive (except as to the rights retained in the scope of the Exclusivity Exceptions), worldwide, royalty-free, non-sublicensable (except as set forth in Subsections (b) and (c) below), and non-assignable license under Amyris Base Technology to Exploit Base Oils, Additives, and Lubricants derived from BioFene solely for the Lubricants Market and, as described below in this Section 2.1(a), for such customers outside the Lubricants Market for whom Amyris grants a waiver; and

(ii)	subject to Section 4.1, a non-exclusive, worldwide, royalty-free, non-sublicensable, and non-assignable license under Amyris Base Technology to offer for sale, sell, and import any By-Products.
Consistent with the scope of its license in (a)(i), Novvi LLC and its Affiliates shall not sell any Base Oil, Additive, or Lubricant derived from BioFene to any Third Party that Novvi LLC or its Affiliates knows has previously resold or used, or intends to resell or use, such product outside of the Lubricants Market, and Amyris acknowledges that Novvi LLC and its Affiliates will not be responsible for any resale or use of a Novvi LLC or Novvi LLC Affiliate's Base Oil, Additive, or Lubricant derived from BioFene outside of the Lubricants Market by any Third Party whom Novvi LLC or its Affiliates did not know had previously resold or used, or intended to resell or use, such product outside of the Lubricants Market.
If Novvi LLC or its Affiliate identify an opportunity to sell Base Oil derived from BioFene outside of the Lubricants Market to a potential customer that is currently using a Base Oil composed of any combinations of Base Oil Groups I-IV as defined by the American Petroleum Institute, Novvi LLC will provide written notice to Amyris of the opportunity and state the rationale for seeking a waiver to the scope of the license in Section 2.1(a)(i) regarding such opportunity.  Amyris will promptly consider such waiver request in good faith and not unreasonably withhold its approval of such request. However, if Amyris has licensed such opportunity to a Third Party or has an ongoing business relationship with such prospective customer as of the date of such notice, then declining to grant such waiver will never be considered unreasonable. If Amyris approves a waiver, it must be in writing to be effective, and then the sale of Base Oil derived from BioFene by Novvi LLC to such potential customer for such approved use, and future sales to such potential customer for such approved use, will not be a breach of its license hereunder, subject to compliance with the preceding paragraph regarding knowledge of such customer's previous or intended use or resale of the products outside such approved use or the Lubricants Market.
(b)    Sublicense Rights to Affiliates. Novvi LLC may sublicense its rights under the license granted in Subsection (a)(i) to an Affiliate of Novvi LLC; provided, that,:

(i)	Novvi LLC shall grant such sublicense to an Affiliate only while such entity is and remains an Affiliate;

(ii)	such sublicense automatically and immediately terminates upon such entity no longer being an Affiliate of Novvi LLC;

(iii)
each such sublicense to an Affiliate shall be in writing and contain terms that are consistent in all material respects with this License Agreement including confidentiality terms regarding non-disclosure and non-use of Amyris Confidential Information and provisions governing intellectual property rights and obligations;

(iv)
Novvi LLC shall only grant such a sublicense subject to terms that prohibit the Affiliate from using the sublicensed Amyris Base Technology for any purpose other than to Exploit a Base Oil, Additive, or Lubricant derived from BioFene solely for the Lubricants Market;

(v)
Novvi LLC shall reasonably monitor such sublicensed Affiliate to ensure it is not violating the prohibition in clause (iv), its confidentiality obligations, or its intellectual property obligations in a manner consistent with the procedures Novvi LLC uses to monitor its own licensees and sublicensees to ensure proper use of Novvi LLC's intellectual property, but no less than commercially reasonable efforts;

(vi)
Novvi LLC shall retain the right to terminate any such sublicense in the event the applicable sublicensed Affiliate violates the prohibition in clause (iv), its confidentiality obligations, or its intellectual property obligations; and

(vii)
Novvi LLC shall immediately terminate any such sublicense in the event the applicable sublicensed Affiliate violates the prohibition in clause (iv), its confidentiality obligations, or its intellectual property obligations and fails to cure such breach within a reasonable period, which, in no event, shall exceed thirty (30) days after written notice.

(c)    Limited Sublicense to Third Party Manufacturing and R&D Subcontractors. Novvi LLC may not sublicense any of its rights under the license granted in Subsection (a)(i) to Third Parties, except to a Third Party that is (x) manufacturing for Novvi LLC or an Affiliate of Novvi LLC, in a subcontractor role, a Base Oil, Additive, and/or Lubricant derived from BioFene for the Lubricants Market or (y) performing research and development for Novvi LLC or an Affiliate of Novvi LLC, in a subcontractor role, on a Base Oil, Additive, and/or Lubricant derived from BioFene for the Lubricants Market; provided, that,:

(i)
Novvi LLC shall only grant such Third Party manufacturing subcontractor a sublicense to make, solely for Novvi LLC or its Affiliates, either a Base Oil, Additive, and/or Lubricant, as the case may be, derived from BioFene solely for the Lubricants Market; shall grant such Third Party R&D subcontractor a sublicense to perform research and development, solely for Novvi LLC or its Affiliates, of Base Oils, Additives, and/or Lubricants, as the case may be, derived from BioFene solely for the Lubricants Market; and, in each case, shall prohibit the Third Party sublicensee from using the sublicensed Amyris Base Technology for any other purpose;

(ii)
each such sublicense agreement shall be in writing and contain terms that are consistent in all material respects with this License Agreement including confidentiality terms regarding non-disclosure and non-use of Amyris Confidential Information and provisions governing intellectual property rights and obligations;

(iii)
Novvi LLC shall reasonably monitor such sublicensed Third Party subcontractors to ensure they are not violating such prohibition in clause (i), their confidentiality obligations, or their intellectual property obligations in a manner consistent with the procedures Novvi LLC uses to monitor its own licensees and sublicensees to ensure proper use of Novvi LLC's intellectual property, but no less than commercially reasonable efforts;

(iv)
Novvi LLC shall retain the right to terminate any such sublicense in the event the applicable sublicensed Third Party subcontractor violates such prohibition in clause (i), its confidentiality obligations, or its intellectual property obligations; and

(v)
Novvi LLC shall immediately terminate any such sublicense in the event the applicable sublicensed Third Party subcontractor violates such prohibition in clause (i), its confidentiality obligations, or its intellectual property obligations and fails to cure such breach within a reasonable period, which, in no event, shall exceed thirty (30) days after written notice.

(d)    Limitation with regard to BioFene-derived Additives. However, notwithstanding the breadth of the license granted in Subsection (a)(i) or sublicense rights under Subsection (b), Novvi LLC or an Affiliate may pursue an Additive derived from BioFene under such license only if Novvi LLC's Board of Managers has first approved, pursuant to the Amended and Restated Operating Agreement, a research, development, and commercialization plan regarding the desired Additive, which plan has been prepared by the officers of Novvi LLC.
(e)    No Right to Manufacture BioFene. For clarity, under the licenses granted in Subsection (a) above, Novvi LLC has no right to make or have made BioFene under any Amyris intellectual property. The rights of Novvi LLC to make or have made BioFene are set forth in Section 2.3.
2.2    License to Amyris under Novvi LLC BioFene Transformation Technology.
(a)    License. Subject to the terms and conditions in this License Agreement, Novvi LLC hereby grants Amyris an exclusive, worldwide, royalty-free, fully paid-up, and non-assignable license under Novvi LLC BioFene Transformation Technology for any use other than to Exploit Base Oils, Additives, or Lubricants derived from BioFene for the Lubricants Market.
(b)    Sublicense Rights. Amyris may sublicense any of its rights under the license granted in Subsection (a) through multiple tiers of sub-licensees; provided, that,:

(i)
Amyris shall only grant such sublicenses subject to terms that prohibit all such sublicensees, including direct sublicensees, any sublicensees of such sublicensees, or any other sublicensee pursuant to one of the multiple tiers of such sublicenses, from using the sublicensed Novvi LLC BioFene Transformation Technology to Exploit any Base Oil, Additive, or Lubricant derived from BioFene for the Lubricants Market;

(ii)
each such sublicense agreement shall be in writing and contain terms that are consistent in all material respects with this License Agreement including confidentiality terms regarding non-disclosure and non-use of Novvi LLC's Confidential Information and provisions governing intellectual property rights and obligations;

(iii)
Amyris shall reasonably monitor such sublicensees to ensure they are not violating such prohibition in clause (i), their confidentiality obligations, or their intellectual property obligations in a manner consistent with the procedures Amyris uses to monitor its own licensees and sub-licensees to ensure proper use of Amyris's intellectual property, but no less than commercially reasonable efforts;

(iv)
Amyris shall retain the right to terminate any such sublicense in the event the applicable sublicensee violates such prohibition in clause (i), its confidentiality obligations, or its intellectual property obligations; and

(v)
Amyris shall immediately terminate any such sublicense in the event the applicable sublicensee violates such prohibition in clause (i), its confidentiality obligations, or its intellectual property obligations and fails to cure such breach within a reasonable period, which, in no event, shall exceed thirty (30) days after written notice.

2.3    License to Novvi LLC to Manufacture BioFene under Amyris BioFene Manufacturing Technology.

(a)    Non-Exclusive License to Manufacture BioFene. Amyris grants, subject to the Strain Restrictions and the conditions described below, Novvi LLC a non-exclusive, non-assignable,

royalty-free, and non-sublicensable (except as necessary to exercise its “have made” rights using Third Party subcontractor manufacturers or Affiliates) license under Amyris BioFene Manufacturing Technology to make and have made BioFene solely to produce Novvi LLC's (and, if applicable, Novvi LLC's Affiliates') Base Oils, Additives, and Lubricants derived from BioFene for the Lubricants Market.

Amyris will, upon receipt of (i) written notice from Novvi LLC's Board of Managers that it approved Novvi LLC producing its own BioFene and (ii) Novvi LLC's plans for such production, use commercially reasonable efforts to provide Novvi LLC a one-time, site specific transfer of all technical information necessary for Novvi LLC to make BioFene using the then-current Amyris BioFene Manufacturing Technology; provided, that, prior to any technical transfer, the Parties will in good faith determine and agree upon in writing what modifications need to be made to this License Agreement with regard to implementing such license including adjusting the scope of the then-existing Amyris BioFene Manufacturing Technology (including Amyris's then-existing manufacturing process), agreeing on the scope of the actual technical transfer that will need to occur, the timing of such technical transfer, and any representations, warranties and limitations regarding the then-existing Amyris BioFene Manufacturing Technology.

(b)    Sale of Excess BioFene by Novvi LLC to Amyris.   In the event Novvi LLC produces an amount of BioFene in excess of the amount needed to make its Base Oils, Additives, and Lubricants derived from BioFene for the Lubricants Market and desires to sell the excess produced, Amyris and its Affiliates have the right to purchase, prior to any Third Party, as much of such excess BioFene as Novvi LLC desires to sell and Amyris and its Affiliates desire to purchase. For the avoidance of doubt, Novvi LLC, at its sole discretion, will make available only such quantity of excess BioFene produced that it desires to sell. Each calendar quarter, Novvi LLC will provide written notice to Amyris of the quantity of such excess BioFene that it desires to sell that quarter. If Amyris is interested in purchasing some or all of that quantity, the Parties will negotiate, in good faith and using best efforts, for a period of fifteen (15) days from Amyris' receipt of such notice a commercially reasonable price and commercially reasonable terms for the sale of the desired quantity, but in each case no worse than the price and terms in a sale of such BioFene to a Third Party. If the Parties are unable to reach agreement with the fifteen (15) day period, despite their good faith efforts, Novvi LLC will be free to sell the applicable excess BioFene to any Third Party in that calendar quarter, provided, that, such sale will be at a price and on terms which are no more favorable to such Third Party than those offered by Novvi LLC to Amyris.

2.4    No Implied or Additional Rights or Licenses. Except as specified in this License Agreement, Amyris grants no rights to Novvi LLC to use any of Amyris's Confidential Information or intellectual property. Except as specified in this License Agreement, Novvi LLC grants no rights or licenses to Amyris to use any of Novvi LLC's Confidential Information or intellectual property.
2.5    Novvi LLC Efforts in Brazil. Novvi LLC agrees it will exert commercially reasonable efforts to use the licensed technology in order to try to maintain the validity of the Patents in the Amyris Base Technology and, if licensed to Novvi LLC, in the Amyris BioFene Manufacturing Technology and any Alternative Technology, in each case in the territory of Brazil.

2.6    Effect of Bankruptcy on the Licenses. All rights and licenses granted under this Article 2 by Amyris or Novvi LLC are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Code. The Parties agree that, in the event of a Party's Insolvency Event, the other Party in its capacity as a licensee under this Article 2 will, to the extent that its license is still in effect at the time of such Insolvency Event, retain and may fully exercise all of its rights and elections under the Code (or any same or similar provision in any jurisdiction other than the United States) with regard to such license and rights, subject to payments due the licensor Party (if any) as a result of the exercise of such rights and subject to the terms and conditions of such license and rights set forth in this License Agreement.

The Parties further agree that, in any Insolvency Event involving a Party, that the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property licensed to such licensee Party under its continuing license and all tangible embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to the licensee Party (i) upon any such commencement of a bankruptcy proceeding upon such licensee Party's written request or (ii) if not promptly delivered under (i) above, following any rejection of this License Agreement by or on behalf of such Party (e.g. by a bankruptcy trustee), upon written request for such transfer by the licensee Party. For the avoidance of doubt, nothing in this clause may be construed as forcing a Party to act in breach of any mandatory bankruptcy laws and regulations applicable in its jurisdiction.

ARTICLE 3
RIGHT OF FIRST OFFER REGARDING ALTERNATIVE TECHNOLOGY
3.1    Right of First Offer to Amyris's Alternative Technology. Notwithstanding the exclusivity provisions in Section 13.01 of the Amended and Restated Operating Agreement, if while Novvi LLC's licenses under Section 2.1 are in effect, Amyris (i) develops, acquires, or in-licenses an Alternative Technology and (ii) wishes to exclusively license or sell to a Third Party the use or ownership of such Alternative Technology for purposes of developing, making (having made), offering for sale, selling, or importing Base Oils, Additives, or Lubricants for the Lubricants Market, then, prior to engaging in a discussion with any Third Party or soliciting an offer from any Third Party in this respect, Amyris shall first offer Novvi LLC the right to exclusively license or acquire (subject to the Exclusivity Exceptions) use or ownership of such Alternative Technology for the development, making (having made), offering for sale, sale, and importation of Base Oils, Additives, and Lubricants solely in the Lubricants Market (“ROFO”); provided such ROFO does not violate the terms of any arrangement with any Third Party from whom Amyris acquired or licensed such Alternative Technology, if applicable.

For the avoidance of doubt, the foregoing ROFO obligation shall not apply to an Alternative Technology developed by Amyris in connection with activities that fall within an Exclusivity Exception.

3.2    ROFO Notice. Amyris shall promptly notify Novvi LLC in writing when it has an Alternative Technology that is subject to the ROFO (a “ROFO Notice”). The ROFO Notice shall include a reasonable description of the applicable Alternative Technology and the fundamental license and/or sale terms and conditions proposed by Amyris.

3.3	Exercise of the ROFO.

(a)    Due Diligence Period. Novvi LLC shall have sixty (60) days from receipt of a ROFO Notice to (i) conduct an assessment of the applicable Alternative Technology (and, for such purpose, Amyris hereby undertakes to provide to Novvi LLC all information it believes in good faith is necessary for Novvi LLC's full and complete assessment) and (ii) deliver to Amyris a written notice expressing its intention to exercise its ROFO (an “Exercise Notice”).

(b)    Negotiation Period. In the event it delivers an Exercise Notice per Subsection (a) above,

Novvi LLC shall be obligated, within sixty (60) days from Amyris's receipt of the Exercise Notice, to enter into a definitive agreement with Amyris (separate from this License Agreement) regarding either an exclusive license to, or acquisition of, (subject to the Exclusivity Exceptions) the use or ownership of such Alternative Technology for the development, making (having made), offering for sale, sale, and importation of Base Oils, Additives, and Lubricants solely in the Lubricants Market and on terms and conditions consistent with those referred to in the ROFO Notice. In addition, any license granted by Amyris to Novvi LLC with regard to Alternative Technology shall be terminable upon the expiration or earlier termination of Novvi LLC's licenses under Section 2.1.

(c)    Negotiate with Third Parties. If Novvi LLC does not deliver an Exercise Notice in compliance with Subsection (a) above or is not successful in executing a definitive agreement with Amyris within the sixty (60) days in Subsection (b) above, then Amyris shall be free to solicit and negotiate with any Third Party the exclusive license or sale of such Alternative Technology, provided that (i) the economic terms offered by such Third Party shall be no less favorable to Amyris than those offered by Novvi LLC under the ROFO Notice; (ii) the fundamental business terms, including the structure of the relevant transaction (e.g., sale, license, formation of a joint venture and contribution of the Alternative Technology), are substantially the same as those offered to Novvi LLC under the ROFO Notice; and (iii) Amyris and the Third Party have entered into a definitive agreement within one hundred and twenty (120) days after the end of the sixty (60) day period in Subsections (a) or (b) above, whichever is applicable.

3.4    Repetition of ROFO. If Amyris and the Third Party have not entered into a definitive agreement in compliance with Section 3.3(c) above, then Amyris must again comply with the provisions of the ROFO before exclusively licensing or selling to a Third Party the use or ownership of such Alternative Technology for purposes of Base Oils, Additives, or Lubricants in the Lubricants Market.

3.5    Alternative Technology Strain Restrictions. If an Alternative Technology to be exclusively licensed to Novvi LLC by Amyris under this Article 3 includes a Production Strain, the Parties hereby agree that such license granted to Novvi LLC shall be conditioned on, among other things, compliance with the Strain Restrictions.
3.6    Termination of Article 3. Upon the expiration or earlier termination of Novvi LLC's licenses under Section 2.1, all rights and obligations of the Parties under this Article 3 automatically terminate, and this Article 3 will be of no further effect.

ARTICLE 4

AMYRIS'S RIGHT TO PURCHASE DIESEL BY-PRODUCTS
4.1    Amyris's First Right to Purchase Diesel By-Products from Novvi LLC's Manufacture of Base Oils, Additives, and Lubricants. Novvi LLC agrees that, to the extent any farnesane or diesel-related By-Products are produced (“Diesel By-Products”), Amyris (for itself, its Affiliates, and/or Total) has a first right to purchase such Diesel By-Products as set forth in this Section.

Each calendar quarter, Novvi LLC will provide written notice to Amyris (on behalf of Amyris, its Affiliates, and Total) of the quantity of Diesel By-Products that it desires to sell that quarter and of its proposed price and terms for the sale of such Diesel By-Products, which shall be at a commercially reasonable price and on commercially reasonable terms to be negotiated at the time by the Parties but in each case no worse than those in a sale of such Diesel By-Products to a Third Party. After such notice, Amyris (on behalf of itself, its Affiliates, and Total) will have fifteen (15) days to accept such commercially reasonable price and terms. If Amyris (on behalf of itself, its Affiliates, and Total) rejects such commercially reasonable price and terms, Novvi LLC will be free to sell such quantity of Diesel By-Products to any Third Party that calendar quarter, provided, that, such sale will be at a price and on terms which are no more favorable to such Third Party than those offered by Novvi LLC to Amyris.

Other than as set forth in this Section, Amyris (and its Affiliates and Total) have no rights to purchase any other By-Products, and Novvi LLC may, pursuant to its license in Section 2.1(a)(ii), freely offer for sale, sell, and import such other By-Products.
ARTICLE 5
INTELLECTUAL PROPERTY
5.1    Inventorship. Inventorship of all inventions and discoveries conceived, reduced to practice, discovered or made pursuant to this License Agreement, whether or not patentable, shall be determined in accordance with U.S. patent laws. Other than as set forth below, as among the Parties, ownership of all inventions and discoveries conceived, reduced to practice, discovered or made or created during the Term of this License Agreement shall be determined consistent with inventorship.
5.2    Amyris's Ownership. Amyris's intellectual property ownership rights are as follows:
(a)Amyris Base Technology, Amyris BioFene Manufacturing Technology, Amyris Inventions, and Amyris Alternative Technology. As between the Parties, all rights, title, and interest in and to Amyris Base Technology, Amyris BioFene Manufacturing Technology, Amyris Inventions, and Amyris's Alternative Technology are exclusively owned solely by Amyris. Novvi LLC and its Affiliates, sublicensees, contractors, agents, and employees shall have no right, license or permission to practice Amyris Base Technology, Amyris BioFene Manufacturing Technology, or Amyris Inventions, or Amyris's Alternative Technology except to the extent the licenses described in Sections 2.1 and 2.3 or Article 3 are in place between the Parties.

(b)Joint BioFene Manufacturing Improvements and Novvi LLC BioFene Manufacturing Improvements. All rights, title, and interest in and to Joint BioFene Manufacturing Improvements and Novvi LLC BioFene Manufacturing Improvements are exclusively owned solely by Amyris. Novvi LLC will promptly disclose Joint BioFene Manufacturing Improvements and Novvi LLC BioFene Manufacturing Improvements, if any, in writing to Amyris and, without further consideration, hereby assigns to Amyris any and all rights, title and interests of Novvi LLC (and, as applicable, its Affiliates, sublicensees, contractors, agents, and employees) in and to all Joint BioFene Manufacturing Improvements and Novvi LLC BioFene Manufacturing Improvements.

Upon Amyris's reasonable request and at Amyris's expense, Novvi LLC will promptly perform (or cause, as applicable, its Affiliates, sublicensees, contractors, agents, and employees to promptly perform) any and all acts necessary, including the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documentation as may be reasonably required, to perfect the delivery, assignment, and conveyance to Amyris, its successors, assigns, and nominees, of the entire right, title, and interest in and to all Joint BioFene Manufacturing Improvements and Novvi LLC BioFene Manufacturing Improvements.

For purposes of this License Agreement, Joint BioFene Manufacturing Improvements and Novvi LLC BioFene Manufacturing Improvements will be considered Amyris BioFene Manufacturing Technology, and Novvi LLC and its Affiliates, sublicensees, contractors, agents, and employees shall have no right, license or permission to practice Joint BioFene Manufacturing Improvements or Novvi LLC BioFene

Manufacturing Improvements except to the extent the license described in Section 2.3 is in place between the Parties.

(c)Novvi LLC Breach Inventions. All rights, title, and interest in and to Novvi LLC Breach Inventions are also exclusively owned solely by Amyris. Novvi LLC will promptly disclose Novvi LLC Breach Inventions, if any, in writing to Amyris and, without further consideration, hereby assigns to Amyris any and all rights, title and interests of Novvi LLC (and, as applicable, its Affiliates, sublicensees, contractors, agents, and employees) in and to Novvi LLC Breach Inventions.

Upon Amyris's reasonable request and at Amyris's expense, Novvi LLC will promptly perform (or cause, as applicable, its Affiliates, sublicensees, contractors, agents, and employees to promptly perform) any and all acts necessary, including the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documentation as may be reasonably required, to perfect the delivery, assignment, and conveyance to Amyris, its successors, assigns, and nominees, of the entire right, title, and interest in and to all Novvi LLC Breach Inventions.

For purposes of this License Agreement, Novvi LLC Breach Inventions will be considered Amyris Inventions, and Novvi LLC and its Affiliates, sublicensees, contractors, agents, and employees shall have no right, license or permission to practice Novvi LLC Breach Inventions.

5.3    Novvi LLC's Ownership. Novvi LLC's intellectual property ownership rights are as follows:
(a)    Novvi LLC BioFene Transformation Technology and Novvi LLC Inventions. As between the Parties, all rights, title, and interest in and to Novvi LLC BioFene Transformation Technology and Novvi LLC Inventions are exclusively owned solely by Novvi LLC. Amyris and its Affiliates, sublicensees, contractors, agents, and employees shall have no right, license or permission to practice Novvi LLC BioFene Transformation Technology or Novvi LLC Inventions except to the extent the license described in Section 2.2 is in place between the Parties.

(b)    Amyris Breach Inventions. All rights, title, and interest in and to Amyris Breach Inventions are also exclusively owned solely by Novvi LLC. Amyris will promptly disclose Amyris Breach Inventions, if any, in writing to Novvi LLC and, without further consideration, hereby assigns to Novvi LLC any and all rights, title and interests of Amyris (and, as applicable, its Affiliates, sublicensees, contractors, agents, and employees) in and to Amyris Breach Inventions.

Upon Novvi LLC's reasonable request and at Novvi LLC's expense, Amyris will promptly perform (or cause, as applicable, its Affiliates, sublicensees, contractors, agents, and employees to promptly perform) any and all acts necessary, including the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documentation as may be reasonably required, to perfect the delivery, assignment, and conveyance to Amyris, its successors, assigns, and nominees, of the entire right, title, and interest in and to all Amyris Breach Inventions.

For purposes of this License Agreement, Amyris Breach Inventions will be considered Novvi Inventions, and Amyris and its Affiliates, sublicensees, contractors, agents, and employees shall have no right, license or permission to practice Amyris Breach Inventions.

5.4    Joint Inventions. Joint Inventions will be jointly owned by Amyris and Novvi LLC, and the Parties will have co-exclusive rights to use and practice Joint Inventions (i.e., neither Party can individually grant another person or entity any exclusive rights) and without accounting.

5.5    Semi-Annual Updates to Amyris regarding Novvi LLC BioFene Transformation Technology. Every January 15 and July 15 while Amyris's license under Section 2.2 is in effect, Novvi LLC will provide Amyris with a written update on Novvi LLC BioFene Transformation Technology. Such semi-annual updates will include a list of any Patents in the Novvi LLC BioFene Transformation Technology identified by their respective title, inventors, serial numbers, filing date, and status. Novvi LLC also agrees to copy Amyris on any official correspondence between Novvi LLC (or Novvi LLC's counsel) and any patent office regarding Patents in Novvi LLC BioFene Transformation Technology.

5.6    Semi-Annual Updates to Novvi LLC regarding Amyris Base Technology. Every January 15 and July 15 while Novvi LLC's license under Section 2.1 is in effect, Amyris will provide Novvi LLC with a written update on Amryis Base Technology. Such semi-annual updates will include a list of any Patents in the Amyris Base Technology identified by their respective title, inventors, serial numbers, filing date, and status. Amyris also agrees to copy Novvi LLC on any official correspondence between Amyris (or Amyris' counsel) and any patent office regarding Patents in Amyris Base Technology.

5.7    Semi-Annual Updates to Novvi LLC regarding Amyris BioFene Manufacturing Technology. Following the technical transfer from Amyris to Novvi LLC described in Section 2.3, every January 15 and July 15 while Novvi LLC's license under Section 2.3 remains in effect, Amyris will provide Novvi LLC with a written update on Amryis BioFene Manufacturing Technology. Such semi-annual updates will include a list of any Patents in the Amyris BioFene Manufacturing Technology identified by their respective title, inventors, serial numbers, filing date, and status. Amyris also agrees to copy Novvi LLC on any official correspondence between Amyris (or Amyris' counsel) and any patent office regarding Patents in Amyris BioFene Manufacturing Technology.

5.8    Patent Strategy and Prosecution.
(a)    Amyris's Rights. As between the Parties, Amyris shall have the sole right and discretion to: (i) determine the process for protecting any Amyris Inventions (as well as any Amyris Base Technology and any Amyris BioFene Manufacturing Technology) worldwide, including whether or not to obtain Patent protection and in what countries and (ii) at its own expense, but without obligation, prepare, file, prosecute, maintain, and defend throughout the world any and all Patents claiming or relating to the Amyris Inventions, Amyris Base Technology and Amyris BioFene Manufacturing Technology or, at any time, abandon or discontinue such activities.

Upon Amyris's reasonable request and at Amyris's expense, Novvi LLC will promptly perform (or cause, as applicable, its Affiliates, sublicensees, contractors, agents, and employees to promptly perform) any and all acts necessary, including the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documentation as may be reasonably required, to allow Amyris to apply for, register, obtain, maintain, defend, and enforce any Patent claiming or relating to any Joint BioFene Manufacturing Improvements, Novvi LLC BioFene Manufacturing Improvements, or Novvi LLC Breach Inventions and/or its rights therein.

(b)    Novvi LLC's Rights. As between the Parties, Novvi LLC shall have the sole right and discretion to (i) determine the process for protecting any Novvi LLC Inventions (as well as any Novvi LLC BioFene Transformation Technology) worldwide, including whether or not to obtain Patent protection and in what countries and (ii) at its own expense, but without obligation, prepare, file, prosecute, maintain, and defend throughout the world any and all Patents claiming or relating to the Novvi LLC Inventions and Novvi LLC BioFene Transformation Technology or, at any time, abandon or discontinue such activities.

Upon Novvi LLC's reasonable request and at Novvi LLC's expense, Amyris will promptly perform (or cause, as applicable, its Affiliates, sublicensees, contractors, agents, and employees to promptly perform) any and all acts necessary, including the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documentation as may be reasonably required, to allow Novvi LLC to apply for, register, obtain, maintain, defend, and enforce any Patent claiming or relating to any Amyris Breach Invention and/or its rights therein.

(c)    Joint Inventions Rights. For each Joint Invention, the Parties will mutually select which Party shall have the sole right and discretion to (i) determine the process for protecting such Joint Invention worldwide, including whether or not to obtain Patent protection and in what countries and (ii) at its own expense, but without obligation, prepare, file, prosecute, maintain, and defend throughout the world any and all Patents claiming or relating to such Joint Invention or, at any time, abandon or discontinue such activities.
5.9    Infringement by Third Parties.
(a)    Amyris Base Technology and Amyris BioFene Manufacturing Technology. In the event either Party becomes aware of any Third Party activity that infringes or misappropriates (or is likely to infringe or misappropriate) Amyris Base Technology or Amyris BioFene Manufacturing Technology, that Party will notify the other Party promptly in writing of the actual or threatened infringement or misappropriation. Whether or not to take action against such infringement or misappropriation will be the sole right, and at the sole discretion, of Amyris or its designated representative (“Amyris Designate”). However, at Amyris's expense, Novvi LLC will cooperate to the extent reasonably required by Amyris or the Amyris Designate to stop such infringement or misappropriation, and, if so requested by Amyris, will join with Amyris or the Amyris Designate as a party to any action brought by Amyris or the Amyris Designate for such purpose. Amyris or the Amyris Designate will have full control over any action taken, including, without limitation, the right to select counsel, to settle on any terms it deems advisable in its discretion, to appeal any adverse decision rendered in any court, to discontinue any action taken by it, and otherwise to make any decision in respect thereto as it in its discretion deems advisable.
(b)    Novvi LLC BioFene Transformation Technology. In the event either Party becomes aware of any Third Party activity that infringes or misappropriates (or is likely to infringe or misappropriate) Novvi LLC BioFene Transformation Technology, that Party will notify the other Party promptly in writing of the actual or threatened infringement or misappropriation. Whether or not to take action against such infringement or misappropriation will be the sole right, and at the sole discretion, of Novvi LLC or its designated representative (“Novvi LLC Designate”). However, Amyris will cooperate to the extent reasonably required by Novvi LLC or the Novvi LLC Designate to stop such infringement or misappropriation, and, if so requested by Novvi LLC, will join with Novvi LLC or the Novvi LLC Designate as a party to any action brought by Novvi LLC or the Novvi LLC Designate for such purpose. Novvi LLC or the Novvi LLC Designate will have full control over any action taken, including, without limitation, the right to select counsel, to settle on any terms it deems advisable in its discretion, to appeal any adverse decision rendered in any court, to discontinue any action taken by it, and otherwise to make any decision in respect thereto as it in its discretion deems advisable.

5.10    Confidentiality Obligations.

(a)    Confidential Information. As used herein, “Confidential Information” means any and all information provided by or on behalf of a Party (“Disclosing Party”) to the other Party (“Receiving Party”) or to its Representatives between the Effective Date and the termination of this License Agreement, regardless of the form or medium of communication, that relates to the Disclosing Party's intellectual property licensed or created under this License Agreement or its activities under this License

Agreement, in each case which information is either proprietary to the Disclosing Party or is otherwise not available to the general public. The Parties agree to treat this License Agreement as the Confidential Information of the other Party. As used herein, “Representative” means the officers, directors, members, shareholders, employees, attorneys, accountants, advisors, consultants, auditors, agents, contractors, and sublicensees of the applicable Party and of its Affiliates.

(b)    Obligations. Except with the prior written consent of the Disclosing Party or as specifically authorized in this License Agreement, each Receiving Party shall, and shall cause its Representatives (to the extent such persons receive any Confidential Information) to,:

(i)	maintain in confidence any and all Confidential Information;

(ii)	take reasonable precautions to protect Confidential Information;

(iii)	not disclose Confidential Information to any person or entity; and

(iv)	not make any use of such Confidential Information except for the purposes specifically authorized herein.

(c)    Permitted Disclosures. A Receiving Party may disclose Confidential Information, without the Disclosing Party's written consent, to those of its Representatives who (i) need to know such Confidential Information for the purpose of assisting such Receiving Party fulfill its obligations or exercise its rights under this License Agreement and (ii) are bound by written obligations of confidentiality and non-use substantially similar to those herein. A Receiving Party or its Affiliates may also disclose the terms of this License Agreement to actual or prospective investors, underwriters, or acquirers who need to know such Confidential Information to evaluate the Receiving Party's (or its Affiliates') business and who are bound by written obligations of confidentiality and non-use substantially similar to those herein.

(d)    Legally Required Disclosures. In addition, a Receiving Party may disclose Confidential Information (including the terms of this License Agreement), without the Disclosing Party's written consent, to the extent such disclosure is required, on advice of counsel, by Applicable Law (including pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which any securities of such Receiving Party or any Affiliate thereof are listed or traded); provided, that the Receiving Party making such disclosure, or whose Affiliates are making such disclosure, shall notify the other Party as promptly as practicable (and if possible and legally allowed, prior to making such disclosure) and shall minimize such disclosure as much as possible and reasonably seek confidential treatment of such Confidential Information to the extent available.

(e)    Exceptions to Confidential Information. The provisions of Subsection (b) above shall not apply to, and Confidential Information shall not include, any information of a Disclosing Party that:

(i)	is or has become generally available to the public other than as a result of a disclosure by a Receiving Party or any of its Representatives in breach of this Section 5.10;

(ii)
has been independently developed by a Receiving Party (or any Affiliate thereof) without violating any of the provisions of this License Agreement or any other similar contract to which such Receiving Party or any of its Representatives, is or are bound; or

(iii)	was made available to a Receiving Party (or any Affiliate thereof), on a non-confidential basis by a Third Party who is not prohibited from disclosing such information to such person or entity by a legal, contractual or fiduciary obligation to the Disclosing Party or any of its Representatives.

(f)    Public Announcements. Except as required by Applicable Law or by the requirements of any national securities exchange on which the securities of a Party (or its Affiliates) are listed or traded, no Party shall make, or cause to be made, any press release or public announcement in respect of this License Agreement or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

(g)    Duration of Obligations. Except as otherwise provided for in this Section 5.10, Confidential Information received hereunder shall be used by each Receiving Party and its Representatives solely in connection with such Receiving Party fulfilling its obligations or exercising its rights under this License Agreement. Nothing in this License Agreement shall be interpreted as vesting, in favor of any Receiving Party or any other person or entity, any right of ownership or other right in the Confidential Information of a Disclosing Party. The obligations under this Section 5.10 shall survive for two (2) years after the termination of this License Agreement.

ARTICLE 6

REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS

6.1    Representations and Warranties by Amyris. Amyris hereby represents and warrants to Novvi LLC that, as of the Effective Date,:
(a)    Organization; Good Standing. Amyris is a corporation duly organized and in good standing under the laws of Delaware and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this License Agreement.
(b)    Corporate Authority. Amyris has the power and authority and the legal right to enter into this License Agreement and perform its obligations hereunder and has taken all necessary action on its part required to authorize the execution and delivery of this License Agreement and the performance of its obligations hereunder.
(c)    Binding Obligation. This License Agreement has been duly executed and delivered by Amyris and constitutes a legal, valid, and binding obligation of Amyris and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.
(d)    Consents and Approvals. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons or entities required to be obtained by Amyris in connection with the execution and delivery of this License Agreement and the performance of its obligations hereunder have been obtained or will be obtained prior to such performance.
(e)    No Conflicts. The execution and delivery of this License Agreement and the performance of Amyris's obligations hereunder (i) do not conflict with or violate any provision of Amyris's articles of incorporation or bylaws, (ii) do not conflict with, violate, or constitute a default of any contractual obligation of Amyris, or (iii), to its knowledge, do not conflict with or violate any requirement of Applicable Law.
(f)    Amyris Base Technology. Amyris owns or otherwise has all necessary rights in and to the Amyris Base Technology to grant Novvi LLC the licenses described in Sections 2.1 and 2.3.

6.2    Representations and Warranties by Novvi LLC. Novvi LLC hereby represents and warrants to Amyris that, as of the Effective Date,:
(a)    Organization; Good Standing. Novvi LLC is a limited liability company duly organized and in good standing under the laws of Delaware and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this License Agreement.
(b)    Corporate Authority. Novvi LLC has the power and authority and the legal right to enter into this License Agreement and perform its obligations hereunder and has taken all necessary action on its part required to authorize the execution and delivery of this License Agreement and the performance of its obligations hereunder.
(c)    Binding Obligation. This License Agreement has been duly executed and delivered by Novvi LLC and constitutes a legal, valid, and binding obligation of Novvi LLC and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.
(d)    Consents and Approvals. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons or entities required to be obtained by Novvi LLC in connection with the execution and delivery of this License Agreement and the performance of its obligations hereunder have been obtained or will be obtained prior to such performance.
(e)    No Conflicts. The execution and delivery of this License Agreement and the performance of Novvi LLC's obligations hereunder (i) do not conflict with or violate any provision of Novvi LLC's certificate of incorporation or Amended and Restated Operating Agreement, (ii) do not conflict with, violate, or constitute a default of any contractual obligation of Novvi LLC, or (iii), to its knowledge, do not conflict with or violate any requirement of Applicable Law.
6.3    DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 6, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR SAFETY, ANY WARRANTY AS TO THE ACCURACY, VALIDITY OR SCOPE OF ANY PATENTS OR KNOW-HOW LICENSED HEREUNDER, AND ANY WARRANTY AS TO THE NON-INFRINGEMENT OF ANY THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS THROUGH THE PRACTICE OF ANY PATENTS OR KNOW-HOW LICENSED HEREUNDER.

ARTICLE 7

INDEMNIFICATION
7.1    Amyris's Indemnification Obligations. Amyris will defend, indemnify, and hold harmless Novvi LLC, its Affiliates and its and their respective members, directors, officers, employees, and agents and their respective successors, heirs, and permitted assigns (collectively, “Novvi LLC Indemnitees”) from and against any and all losses, damages, liabilities, fines, costs, interest and expenses (including reasonable attorneys' fees and expenses) (collectively, “Losses”) arising from a Third Party's claim, action, suit, or demand (or judgments or settlements arising therefrom) against a Novvi LLC Indemnity, in each case to the extent resulting from:

(i)	any breach by Amyris of this License Agreement;

(ii)	the negligent, reckless, or intentionally wrongful acts or omissions on the part of any Amyris Indemnitee in performing any activity related to this License Agreement;

(iii)
Amyris's development, making, having made, offer for sale, sale, or import of any product for which it used Novvi LLC BioFene Transformation Technology licensed to it under Section 2.2, including any claims of product liability or claims of infringement or misappropriation of a Third Party's intellectual property;

(iv)
Novvi LLC's making (have made), offer for sale, sale, or importing, in each case between the Effective Date and June 1, 2013, of any Base Oil or Lubricant for the Lubricants Market derived from BioFene using Amyris Pre-Signature Base Technology allegedly infringing or misappropriating a Third Party's intellectual property but only to the extent such alleged infringement or misappropriation is directly attributable to Novvi LLC's adherence to the Amyris Pre-Signature Base Technology and not to any deviation or modification from such process made by or on behalf Novvi LLC or a permitted sublicensee of Novvi LLC, other than a deviation or modification made by Novvi LLC at the written direction of Amyris;

(v)
if Novvi LLC is licensed under Section 2.3 to make BioFene, Novvi LLC's manufacture of BioFene allegedly infringing or misappropriating a Third Party's intellectual property, but only to the extent such alleged infringement or misappropriation is directly attributable to Novvi LLC's adherence to Amyris's then-approved BioFene manufacturing process licensed from Amyris as part of the licensed Amyris BioFene Manufacturing Technology and not to any deviation or modification from such process made by or on behalf of Novvi LLC or a permitted sublicensee of Novvi LLC, other than a deviation or modification made by Novvi LLC at the written direction of Amyris; or

(vi)
Amyris' or its Affiliates' activities prior to the Effective Date with regard to its use of Base Oils, Additives or Lubricants for the Lubricants Market, including any sampling of such products by Amyris or its Affiliates to Third Parties prior to the Effective Date (collectively (i)-(vi), each a “Novvi LLC Third Party Claim”);

provided that Amyris will not defend, indemnify, or hold harmless Novvi LLC Indemnities under this Section to the extent such Losses and/or Novvi LLC Third Party Claim is determined to have resulted from the causes described in Section 7.2(i)-(iv).

7.2    Novvi LLC's Indemnification Obligations. Novvi LLC will defend, indemnify, and hold harmless Amyris, its Affiliates and its and their respective shareholders, directors, officers, employees, and agents and their respective successors, heirs, and permitted assigns (collectively, “Amyris Indemnitees”) from and against any and all Losses arising from a Third Party's claim, action, suit, or demand (or judgments or settlements arising therefrom) against an Amyris Indemnity, in each case to the extent resulting from:

(i)	any breach by Novvi LLC of this License Agreement;

(ii)	the negligent, reckless, or intentionally wrongful acts or omissions on the part of any Novvi LLC Indemnitee in performing any activity related to this License Agreement;

(iii)
except as set forth in Section 7.1(iv), Novvi LLC's development, making (have made), offer for sale, sale, or import of any Base Oil, Additive, or Lubricant derived from BioFene, including any claims of product liability or claims of infringement or misappropriation of a Third Party's intellectual property; or

(iv)
except as set forth in Section 7.1(v), Novvi LLC's manufacture of BioFene allegedly infringing or misappropriating a Third Party's intellectual property (collectively (i)-(iv), each an “Amyris Third Party Claim”);

provided that Novvi LLC will not defend, indemnify, or hold harmless Amyris Indemnities under this Section to the extent such Losses and/or Amyris Third Party Claim is determined to have resulted from the causes described in Section 7.1(i)-(vi).

7.3    Indemnification Procedures. The Parties' obligations under Sections 7.1 and 7.2 shall be governed by and contingent upon the following:
(a)    Notice of Claim. All indemnification claims in respect of a Novvi LLC Indemnitee or Amyris Indemnitee shall be made solely by Novvi LLC or Amyris, as applicable (each of Novvi LLC or Amyris in such capacity, the “Indemnified Party”). Promptly after a Novvi LLC Indemnitee or an Amyris Indemnitee receives notice of a threatened, pending, or actual Novvi LLC Third Party Claim or Amyris Third Party Claim (a “Third Party Claim”), the applicable Indemnified Party shall give written notice of the Third Party Claim to the Party to whom that Indemnified Party is entitled to look for indemnification pursuant to this Article 7 (the “Indemnifying Party”). Such written notice (an “Indemnification Claim Notice”) shall contain a description of the claim, the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time), and the basis for indemnification under this Article 7. An Indemnified Party's delay in providing, or failure to provide, an Indemnification Claim Notice will not relieve the Indemnifying Party of its obligations under this Article 7 for the Third Party Claim, except to the extent it can demonstrate that such delay or failure materially adversely affects the ability of the Indemnifying Party to defend the Third Person Claim, to cure the breach (if applicable) giving rise to such Third Person Claim, or minimize the applicable Loss. The Indemnified Party shall also furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of the Third Party Claim.
(b)    Assumption of Defense. At its option, the Indemnifying Party may assume the defense of the Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after receipt of the Indemnification Claim Notice (an “Assumption Notice”). Such assumption shall not be construed as an acknowledgement of liability or a waiver of any defenses by the Indemnifying Party (and the Indemnifying Party shall be reimbursed by the Indemnified Party in the case in which the Indemnified Party is not liable under this Article 7).

(c)    Control of Defense by the Indemnifying Party. Upon giving a timely Assumption Notice to the Indemnified Party, the Indemnifying Party:

(i)
has the exclusive right, at its own expense and by counsel of its choosing (but who is reasonably satisfactory to the Indemnified Party), conduct and control the defense and the disposition or, subject to Subsection (d) below, settlement of the Third Party Claim (including all decisions relative to litigation, appeal, and settlement);

(ii)	will conduct the defense and, if applicable, settlement of such Third Person Claim in a reasonable and diligent manner;

(iii)	will keep the Indemnified Party informed on a reasonable and timely basis as to the status of such Third Party Claim to the extent the Indemnified Party is not participating in the defense;

(iv)
is not liable for the fees or expenses of counsel hired by the Indemnified Party in connection with the defense of the Third Party Claim (except in the case where the interests of the Indemnified Party and Indemnifying Party are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles); and

(v)
is not liable for any other expenses subsequently incurred by the Indemnified Party in connection with such defense, other than the Indemnified Party's reasonable out-of-pocket costs incurred in cooperating with the Indemnifying Party per Subsection (e) below.

(d)    Settlement by the Indemnifying Party. If an Indemnifying Party has assumed the defense of a Third Party Claim under Subsection (b) above, the Indemnifying Party may not settle or compromise a Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed) unless such settlement or compromise (i) involves no payment (whether by cash, securities or other instrument), assignment, obligation, granting of a license, or admission of fault or wrongdoing by, or injunctive or other equitable relief against, the Indemnified Party and (ii) the Indemnified Party receives a comprehensive general release of all claims from the applicable Third Party. In no event will an Indemnifying Party, without the written consent of the other Party, be entitled to settle any Third Party Claim by granting a license or covenant not to sue under or with respect to the Patents or other intellectual property rights owned by the other Party. Furthermore, in the case of a Novvi LLC Third Party Claim under Section 7.1(v), Novvi LLC agrees that, if Amyris has assumed the defense of such Third Party Claim under Subsection (b) above, Novvi LLC will work together with Amyris in good faith should Amyris reasonably determine that settling such matter and/or the Parties avoiding additional such Third Party Claims is to modify the BioFene manufacturing process that is both licensed to Novvi LLC and used by Amyris for its own BioFene manufacturing.

(e)    Indemnified Party's Cooperation. If an Indemnifying Party has assumed the defense of a Third Party Claim under Subsection (b), the Indemnified Party shall, and shall cause each of its Novvi LLC Indemnitees or Amyris Indemnitees (as applicable), to reasonably cooperate with the Indemnifying Party, mitigate potential Losses, and furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making the Indemnified Party and its Novvi LLC Indemnitees or Amyris Indemnitees (as applicable) available on a mutually convenient basis to provide additional information and explanation of any records or information provided. In addition, if an Indemnifying Party has assumed the defense of a Third Party Claim under Subsection (b), the Indemnified Party may employ separate counsel to participate in the defense of such Third Party Claim, but such counsel will be at the Indemnified Party's sole expense.
(f)    Expenses. Any reasonable and verifiable costs and expenses incurred by the Indemnified Party in connection with a Third Party Claim and reimbursable as set forth this Article 7 shall be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to defend, indemnify, or hold harmless the Indemnified Party under this Article 7.
(g)     Breach by the Indemnifying Party of its Article 7 Obligations. If the Indemnifying Party denies its obligations under this Article 7, fails to timely provide an Assumption Notice with regard to a Third Party Claim, or fails to diligently defend, indemnify, and hold harmless such Third Party Claim throughout the period that such claim exists, then its right to defend that Third Party Claim shall immediately terminate upon written notice from the Indemnified Party, and the Indemnified Party may assume the defense of, and settle, such claim with counsel of its own choice and on such terms as it deems reasonably appropriate, with written notice to the Indemnifying Party but without any obligation to obtain the consent of the Indemnifying Party. The Indemnifying Party will be obligated to indemnify and hold harmless the Indemnified Party for the costs of such defense and settlement if it is determined that the Indemnifying Party breached its obligations under this Article 7 with regard to such Third Party Claim and that the Third Party Claim is subject to the indemnification provisions of this Article 7.
7.4    Disclaimer of Consequential Damages. EXCEPT FOR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE OR SPECIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS LICENSE AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING DISCLAIMER DOES NOT APPLY TO OR LIMIT EITHER PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 7 WITH REGARD TO THIRD PERSON CLAIMS.
7.5    Insurance. While a Party's license(s) under this License Agreement are in effect and for three (3) years thereafter, such Party shall have and maintain such type and amounts of liability insurance covering its activities under this License Agreement as is normal and customary in such Party's industry for parties similarly situated, and such Party shall upon request provide the other Party a certificate confirming such insurance is in place.

ARTICLE 8

DISPUTE RESOLUTION

8.1    Governing Law. This License Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law or of choice of law thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law, which shall apply to this License Agreement). The Parties agree to exclude the application to this License Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

8.2    Binding Arbitration.

(a)    Informal Resolution. In the event of any dispute between the Parties involving this License Agreement, such dispute shall be governed by and resolved subject to this Article 8. Notwithstanding anything contained in this License Agreement, the Parties undertake to use their reasonable efforts to amicably resolve by mutual negotiation of their chief executive officers (or their designees) any disputes between themselves involving this License Agreement.

(b)    Submit to AAA Arbitration. In case such mutual agreement is not reached under Subsection (a) above within thirty (30) days after submission of the dispute to the Parties' chief executive officers (or their designees), either Party, subject to Subsection (i) below with regard to Patent disputes, may refer the dispute to binding arbitration under the then-existing rules (“Arbitration Rules”) of the American Arbitration Association (“Arbitration Chamber”), which will exclusively and finally settle such dispute. The Arbitration Rules are deemed to be incorporated by reference into this License Agreement, except as such Arbitration Rules may be modified herein or by subsequent mutual agreement by the Parties. The arbitration proceedings filed based on this License Agreement shall be administered by the Arbitration Chamber. Any such arbitration shall be conducted in accordance with, and subject in all respect to, the following: For the avoidance of doubt, this Article 8 equally binds all Parties to this License Agreement, and such Parties hereby agree to submit to and comply with all the terms and conditions of this Article 8, which shall be in full force and effect irrevocably, and subject to specific performance. Unless otherwise agreed in writing, the Parties shall continue to diligently perform their respective duties and obligations under this License Agreement while an arbitral proceeding is pending.

(c)    Selection of the Arbitral Tribunal. Each arbitration under this Article 8 will be settled by a panel of three (3) arbitrators. Each Party shall nominate one arbitrator in accordance with the Arbitration Rules, and the two arbitrators so nominated shall nominate jointly a third arbitrator, who shall serve as the chair of the arbitral tribunal (“Arbitral Tribunal”), within fifteen (15) days from the receipt of a communication from the Arbitration Chamber by the two previously nominated arbitrators. If any arbitrator has not been nominated within the time limits specified herein and/or in the Arbitration Rules, as applicable, such appointment shall be made by the Arbitration Chamber upon the written request of either Party within fifteen (15) days of such request. If at any time a vacancy occurs in the Arbitral Tribunal, the vacancy shall be filled in the same manner and subject to the same requirements as provided for the original appointment to that position.

(d)    Location of the Arbitration. The place of arbitrations shall be the city of New York, New York, U.S.A., where the award(s) shall be rendered, and all arbitrations shall be conducted in English.

(e)    Arbitration Decision. An arbitration award shall be final, unappealable and binding on the Parties, their successors and assignees, who agree to comply with it and spontaneously and expressly waive any form of appeal, except for the request for fraud, correction of material error or clarification of uncertainty, doubt, contradiction or omission of the arbitration award. If necessary, an arbitration award may be performed in any court that has jurisdiction or authority over a Party or its assets. The arbitration award will include the distribution of costs, including reasonable attorney's fees and reasonable expenses as the Arbitral Tribunal sees fit.

(f)    Exclusive Dispute Resolution Process; Exceptions. The Parties are fully aware of all terms and effects of the arbitration provisions herein agreed upon and irrevocably agree that arbitration hereunder is the only form of resolution of any disputes arising between themselves involving this License Agreement, except as expressly set forth to the contrary in this Section 8.2. Without prejudice to the validity of these arbitration provisions, either Party may seek judicial assistance and/or relief, if and when necessary, for the sole purposes of:

(i)	executing obligations that admit, forthwith, specific performance;

(ii)
obtaining coercive or precautionary measures or procedures of a preventive, provisional or permanent nature, as security for the arbitration to be commenced or already in course between the Parties and/or to ensure the existence and efficacy of the arbitration proceeding; or

(iii)	fraud, correction of material error or clarification of uncertainty, doubt, contradiction or omission of the arbitration award; or

(iv)	obtaining measures of a mandatory and specific nature;

it being understood that, upon accomplishment of the mandatory or specific enforcement procedures sought, the dispute shall be returned to the Arbitral Tribunal to be established or already established, as applicable, full and exclusive authority to decide on all and any issues, whether related to procedure or merit, which has caused the mandatory or specific enforcement claim, with the respective judicial proceeding being interrupted until the partial or final decision of the Arbitral Tribunal. The Parties agree that irreparable damage would occur in the event any provision of this License Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

For the measures indicated in (i) through (iv) above, the Parties elect any state or U.S. federal court located in the city of New York, New York, U.S.A., to the exclusion of any other courts, and the Parties hereby irrevocably submit to the exclusive jurisdiction of any state or U.S. federal court located within the City of New York, New York, U.S.A. over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. The filing of any measure under this Subsection (f) does not entail any waiver to the arbitration under this Article 8 or to the full jurisdiction of the Arbitral Tribunal.

(g)    Confidentiality. The Parties and their respective Representatives, the witnesses, the Arbitral Tribunal, the Arbitration Chamber and its secretariat agree to treat the existence, content, awards and decisions relating to an arbitration proceeding hereunder, together with all the materials, information and testimony used therein or created for the purposes thereof, as well as other documents produced or disclosed by each Party during the arbitration proceeding, as Confidential Information of the other Party, subject to the obligations and exceptions in Section 5.10.

(h)    Consolidation with Amended and Restated Operating Agreement Arbitrations. In order to facilitate the comprehensive resolution of related disputes between the Parties under this License Agreement and the Amended and Restated Operating Agreement, any or all such disputes may be brought in a single arbitration under the following circumstances and conditions: If one or more arbitrations are already pending between the Parties hereunder or under the Amended and Restated Operating Agreement and a new dispute arises between the Parties under any of said agreements or a subsequently filed arbitration is brought between the Parties under any said agreements, then a Party may request that such new dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration. Within twenty (20) days of a request to consolidate, the Parties shall select one of the prior pending arbitrations into which the new dispute or subsequently filed arbitration may be consolidated (“Selected Arbitration”). If the Parties are unable to agree on the Selected Arbitration within such twenty (20) day period, then the Arbitration Chamber shall indicate the Selected Arbitration within twenty (20) days of a written request by a Party. If the Arbitration Chamber fails to indicate the Selected Arbitration within the 20-day time limit indicated above, the arbitration first initiated shall be considered the Selected Arbitration. The new dispute or subsequently filed arbitration shall be so consolidated, provided that the Arbitral Tribunal for the Selected Arbitration determines that: (i) the new dispute or subsequently filed arbitration presents significant issues of law or fact common with those in the Selected Arbitration; (ii) neither Party would be unduly harmed in the new dispute or in the Selected Arbitration; and (iii) consolidation under these circumstances would not result in undue delay for the Selected Arbitration. Any such order of consolidation issued by the Arbitral Tribunal shall be final and binding upon the Parties. The Parties waive any right they may have to appeal or to seek interpretation, revision or annulment of such order of consolidation under the Arbitration Rules and/or the Applicable Law in any court. The Arbitral Tribunal for the Selected Arbitration into which a new dispute or subsequently filed arbitration is consolidated shall serve as the Arbitral Tribunal for the consolidated arbitration.

(i)    Exception for Patent-related Disputes. In the event that a dispute arises with respect to the inventorship, scope, ownership, validity, enforceability, revocation or infringement of a Patent and such dispute cannot be resolved by the Parties in accordance with Subsection (a) above, then, unless otherwise agreed by the Parties in writing, such dispute will not be submitted to arbitration under this Section 8.2, and either Party may initiate litigation solely in a court of competent jurisdiction in the country of issuance of the Patent that is the subject of the dispute.

8.3    Service of Process. Each Party agrees that, in any dispute, claim, action, suit or proceeding between the Parties in connection with this License Agreement that, per this License Agreement or Applicable Law, may be brought in a court, process may be served on a Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party at the location, and as provided, in Section 10.10 shall be deemed effective service of process on such Party. Nothing herein shall affect the right of either Party to serve legal process in any other manner permitted by Applicable Law or at equity.

8.4    Waiver of Jury Trial. WITH RESPECT TO ANY DISPUTE, CLAIM, ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES IN CONNECTION WITH THIS LICENSE AGREEMENT THAT, PER THIS LICENSE AGREEMENT OR APPLICABLE LAW, MAY BE BROUGHT IN A COURT, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH DISPUTE, CLAIM, ACTION, SUIT OR PROCEEDING.

ARTICLE 9

TERM AND TERMINATION

9.1    Term of the License Agreement. The term of this License Agreement shall commence on the Effective Date and shall continue in full force and effect until the expiration or termination of all licenses granted pursuant to Sections 2.1, 2.2, and 2.3.

9.2    Initial Term of the Licenses.

(a)    Novvi LLC's Licenses in Section 2.1. The licenses granted to Novvi LLC in Section 2.1 will be effective as of the Effective Date and will continue, unless earlier terminated per this Article 9, until (i) with respect to any Know-How in the Amyris Base Technology, the twentieth (20th) anniversary of the Effective Date and (ii) with respect to each Patent in the Amyris Base Technology, the twentieth (20th) anniversary of the Effective Date or the expiration or invalidation of the applicable Patent, whichever is sooner.

(b)    Novvi LLC's License under Section 2.3. If Amyris grants Novvi LLC a license under Section 2.3, then such license will be effective upon the date Amyris grants it per the terms of Section 2.3 and will continue, unless earlier terminated per this Article 9, until (i) with respect to any Know-How in the Amyris BioFene Manufacturing Technology, the twentieth (20th) anniversary of the Effective Date and (ii) with respect to each Patent in the Amyris BioFene Manufacturing Technology, the twentieth (20th) anniversary of the Effective Date or the expiration or invalidation of the applicable Patent, whichever is sooner.

(c)    Amyris's License in Section 2.2. The license granted to Amyris in Section 2.2 will be effective as of the Effective Date and will continue, unless earlier terminated per this Article 9, until (i) with respect to any Know-How in the Novvi LLC BioFene Transformation Technology, the twentieth (20th) anniversary of the Effective Date and (ii) with respect to each Patent in the Novvi LLC BioFene Transformation Technology, the twentieth (20th) anniversary of the Effective Date or the expiration or invalidation of the applicable Patent, whichever is sooner.

9.3    Extend the Term of Licenses. If a license granted to Novvi LLC in Section 2.1 or under Section 2.3, or to Amyris under Section 2.2, has not been earlier terminated under this Article 9, the Parties agree to decide, no later than the eighteenth (18th) anniversary of the Effective Date, whether or not to extend the term of such license(s) set forth in Section 9.2(a)-(c) beyond the twentieth (20th) anniversary of the Effective Date. If the Parties agree to extend the term of such licenses to Novvi LLC and/or Amyris, such extension shall be set forth in writing signed by both Parties, but such licenses will still be subject to earlier termination under this Article 9.

9.4    Expiration of a Novvi LLC License. Upon the expiration of the term (as may be extended per Section 9.3) of a license granted to Novvi LLC in Section 2.1 or under Section 2.3 if such license was not earlier terminated,

(i)    such expired license will immediately cease;

(ii)
Novvi LLC will have no rights to or under any intellectual property or Confidential Information of Amyris, unless, at the time, it continues to have another unexpired and un-terminated license(s) under this License Agreement, in which case such unexpired and un-terminated license(s) of Novvi LLC will continue unaffected, as will this License Agreement with regard to such unexpired and un-terminated license(s);

(iii)	any sublicense Novvi LLC may have granted an Affiliate or Third Party under the expired license automatically terminates;

(iv)	Section 2.1 or 2.3 (whichever is applicable to the expired license) and Article 3 (if the expired license had been granted under Section 2.1) automatically terminate;

(v)	Novvi LLC, if upon such expiration it has no more licenses under this License

Agreement, will remain obligated to perform its obligations in Articles 5, 7, 8, and 10; and

(vi)	Amyris's license under Section 2.2 will continue unaffected, as will this License Agreement with regard to such license.

9.5    Expiration of Amyris License. Upon the expiration of the term (as may be extended per Section 9.3) of the license granted to Amyris in Section 2.2,

(i)    such expired license will immediately cease;

(ii)	Amyris will have no rights to or under any intellectual property or Confidential Information of Novvi LLC;

(iii)	any sublicense Amyris may have granted an Affiliate or Third Party under the expired license automatically terminates;

(iv)	Section 2.2 automatically terminates;

(v)	Amyris will remain obligated to perform its obligations pursuant to this License Agreement; and

(vi)	Novvi LLC's licenses under Sections 2.1 and 2.3 will continue unaffected, as will this License Agreement with regard to such licenses.

9.6    Uncured Material Breach by Novvi LLC. If Novvi LLC materially breaches this License Agreement and does not cure such breach within sixty (60) days after receiving written notice from Amyris of such breach, Amyris may, with another written notice to Novvi LLC, immediately terminate all of the licenses granted to Novvi LLC under this License Agreement. If, per this Section, Amyris terminates Novvi LLC's licenses under this License Agreement, then, upon such termination,:

(i)	Novvi LLC will have no rights to or under any intellectual property or Confidential Information of Amyris;

(ii)	any sublicense Novvi LLC may have granted an Affiliate or Third Party automatically terminates;

(iii)	Sections 2.1 and 2.3 and Article 3 automatically terminate;

(iv)	Novvi LLC will remain obligated to perform its obligations in Articles 5, 7, 8, and 10; and

(v)	Amyris's license under Section 2.2 will continue unaffected, as will this License Agreement with regard to such license.

Termination under this Section is not Amyris's exclusive remedy for a Novvi LLC breach but is in addition to any other rights or remedies Amyris may have under this License Agreement or Applicable Law for such breach.

9.7    Uncured Material Breach by Amyris. If Amyris materially breaches this License

Agreement and does not cure such breach within sixty (60) days after receiving written notice from Novvi LLC of such breach, Novvi LLC may, with another written notice to Amyris, immediately terminate the license granted to Amyris under this License Agreement. If, per this Section, Novvi LLC terminates Amyris's license under this License Agreement, then, upon such termination,:

(i)	Amyris will have no rights to or under any intellectual property or Confidential Information of Novvi LLC;

(ii)	any sublicense Amyris may have granted an Affiliate or Third Party under the license automatically terminates;

(iii)	Section 2.2 automatically terminates;

(iv)	Amyris will remain obligated to perform its obligations in Articles 5, 7, 8, and 10; and

(v)	Novvi LLC's licenses under Sections 2.1 and 2.3 will continue unaffected, as will this License Agreement with regard to such licenses.

9.8    Event of Dissolution of Novvi LLC. Upon the occurrence of an event described in Section 11.03 of the Amended and Restated Operating Agreement that triggers dissolution of Novvi LLC and Novvi LLC is dissolved and wound up:

(i)	all of the licenses granted to Novvi LLC under this License Agreement, if not previously expired or terminated, will automatically terminate;

(ii)	Novvi LLC will have no rights to or under any intellectual property or Confidential Information of Amyris;

(iii)	any sublicense Novvi LLC may have granted an Affiliate or Third Party automatically terminates; and

(iv)	Sections 2.1 and 2.3 and Article 3 automatically terminate (if not previously terminated).

9.9    Insolvency Event for Novvi LLC. Upon the occurrence of an Insolvency Event for Novvi LLC:

(i)	all of the licenses granted to Novvi LLC under this License Agreement, if not previously expired or terminated, will automatically terminate;

(ii)	Novvi LLC will have no rights to or under any intellectual property or Confidential Information of Amyris;

(iii)	any sublicense Novvi LLC may have granted an Affiliate or Third Party automatically terminates;

(iv)	Sections 2.1 and 2.3 and Article 3 automatically terminate (if not previously terminated or expired);

(v)	Novvi LLC will remain obligated to perform its obligations in Articles 5, 7, 8, and 10; and

(vi)	Amyris's license under Section 2.2 will continue unaffected per Section 2.6, as will this License Agreement with regard to such license.

9.10    Insolvency Event for Amyris. Upon the occurrence of an Insolvency Event for Amyris:

(i)	the license granted to Amyris under this License Agreement, if not previously expired or terminated, will automatically terminate;

(ii)	Amyris will have no rights to or under any intellectual property or Confidential Information of Novvi LLC;

(iii)	any sublicense Amyris may have granted an Affiliate or Third Party under the license automatically terminates;

(iv)	Section 2.2 automatically terminates (if not previously terminated or expired);

(v)	Amyris will remain obligated to perform its obligations in Articles 5, 7, 8, and 10; and

(vi)	Novvi LLC's licenses under Sections 2.1 and 2.3 will continue unaffected per Section 2.6, as will this License Agreement with regard to such licenses.

9.11    Surviving Provisions. Notwithstanding anything to the contrary, in the event that this License Agreement expires or is terminated, the following provisions, and the Parties' respective rights and obligations under them, will survive such circumstances: Article 1, Sections 5.1, 5.2, 5.3, 5.4, 5.8, and 5.10 (for the time period set forth in Section 5.10), Article 7, Article 8, and Article 10, and this Section.

ARTICLE 10

MISCELLANEOUS

10.1    Compliance with Law. With respect to the performance of this License Agreement and the activities contemplated by this License Agreement, each Party shall comply with all Applicable Laws.

10.2    No Conflicting Rights. Neither Party will grant any license, right, or encumbrance to any Affiliate or Third Party that would conflict with the licenses or rights granted hereunder or enter into any agreement that would impair such Party's ability to perform its obligations under this License Agreement.

10.3    Further Assurances.  After the Effective Date, each of the Parties shall execute and deliver such additional documents, certificates, and instruments and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out the purposes and intent and all of the provisions of this License Agreement and to consummate all of the transactions contemplated by this License Agreement.

10.4    Expenses.  Each Party shall be responsible for and bear all of its own costs and expenses

(including but not limited to any attorneys' fees, accountants' fees, or financial advisors' fees or any prior commitment in respect thereof) with regard to the negotiation and consummation of the transactions contemplated by this License Agreement.

10.5    Relationship of the Parties.  Each Party is an independent contractor relative to the other Party under this License Agreement. This License Agreement is not a partnership agreement, and nothing in this License Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.  No employee or representative of a Party, per this License Agreement, shall have any authority to bind or obligate the other Party or to create or impose any contractual or other liability on the other Party.

10.6    No Third Party Beneficiaries. Except with regard to the Novvi LLC Indemnitees and Amyris Indemnitees under Article 7 and Total with regard to Section 4.1, all rights, benefits, and remedies under this Licensee Agreement are solely intended for the benefit of the Parties and their respective permitted successors and assigns. No Third Party (except Novvi LLC Indemnitees and Amyris Indemnitees with regard to their rights, benefits and remedies Article 7 and Total with regard to Section 4.1) shall have any rights whatsoever to enforce any obligation contained this License Agreement, seek a benefit or remedy for any breach, or take any other action relating to this License Agreement under any legal or equitable theory.

10.7    Amendments and Waivers. This License Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof; nor shall any waiver by a Party of any term or condition of this License Agreement in any one or more instances, be deemed to be or construed as a waiver of the same or any other term or condition of this License Agreement on any future occasion.

10.8    Assignment. Other than its sublicensing rights under Section 2.1 and potentially under Section 2.3, Novvi LLC may not assign or delegate, in whole or in part, this License Agreement or any of its rights or obligations under this License Agreement without the prior written consent of Amyris, such consent not to be unreasonably withheld. In addition to its sublicense rights under Section 2.2, Amyris may, without Novvi LLC's consent, assign or delegate, in whole or in part, this License Agreement or any of its rights or obligations under this License Agreement to (i) an Affiliate but only while such Affiliate remains an Affiliate and if Amyris remains responsible for such Affiliate's performance of the License Agreement, (ii) a buyer of all or substantially all of Amyris's assets as long as such buyer delivers a writing expressly agreeing to assume such performance, or (iii) a surviving entity with whom Amyris is merged as long as such surviving entity delivers a writing expressly agreeing to assume such performance. Any assignment or delegation or attempted assignment or delegation not in accordance with this Section 10.8 shall be null and void. This License Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted successors and assigns.

10.9    Severability.  If any provision of this License Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. Nothing in this License Agreement shall be interpreted so as to require a Party to violate any Applicable Law.

10.10    Notices.  All notices, consents, claims, waivers, requests and other communications hereunder shall be in writing and shall be delivered in person, sent by overnight courier (e.g., Federal Express), facsimile transmission or posted by registered or certified mail, return receipt requested, with postage prepaid, to the following address of each Party:

If to Amyris:

Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
Attn: General Counsel
Fax: (510) 225-2645

If to Novvi LLC:

Novvi LLC
5885 Hollis Street
Emeryville, CA 94608
Attn: President

with a copy to, but only for such time as Cosan US remains a member of Novvi LLC, (but which shall not constitute notice):

Cosan US, Inc.
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
Attn: President
Fax: ______________________

Cosan Lubrificantes e Especialidades S.A.
Rua Victor Civita, 77 - Edifício 6 / Bloco 1 - 4º andar
Barra da Tijuca - Rio de Janeiro - RJ
CEP 22775-905 Brazil
Attn: Chief Executive Officer
Fax: ______________________

or to such other address or addresses as each Party may from time-to-time designate by notice as provided herein.  Any such notice shall be deemed given (i) when actually received when so delivered personally or by overnight courier or (ii) if mailed, other than during a period of general discontinuance or disruption of postal service due to strike, lockout or otherwise, on the fifth (5th) day after its postmarked date thereof or (iii) if sent by facsimile transmission on the date sent if such day is a business day or the next following business day if such day is not a business day.

10.11    Entire Agreement.  This License Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior agreements and understandings between the Parties relating to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth in this License Agreement that relate to the subject matter hereof.

10.12    Interpretation.  When a reference is made in this License Agreement to Articles,

Sections, or Subsections, such reference shall be to an Article, Section, or Subsection to this License Agreement unless otherwise indicated.  The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  The headings and captions in this License Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this License Agreement.  Words of any gender include the other gender, and words using the singular or plural number also include the plural or singular number, respectively.  Each Party acknowledges and agrees it has had the opportunity to draft, review and edit the language of this License Agreement and that no presumption for or against any Party arising out of drafting all or any part of this License Agreement will be applied in any controversy, claim or dispute relating to, in connection with or involving this License Agreement. Accordingly, the Parties hereby waive the benefit of any rule of Applicable Law, including California Civil Code Section 1654 and any successor or amended statute, or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

10.13    Counterparts.  This License Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This License Agreement may be executed by facsimile or other electronic signatures (including exchange of emailed pdf), and such signatures shall be deemed to bind each Party as if they were original signatures.

THIS LICENSE AGREEMENT is hereby executed as of the Effective Date by the authorized representatives of the Parties.

AMYRIS, INC.    NOVVI LLC

/s/ John Melo        /s/ John Melo

By: John Melo        By: John Melo

Title: C.E.O.        Title: Manager

/s/ Lineu Paulo Moran Filho

By: Lineu Paulo Moran Filho

Title: Manager